FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C.
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17 (a) of the Public Utility Holding Company Act of 1935
or Section 30 (f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person
          Patrick J. Walsh
          5257 N. Baltimore Ave.
          Gladstone, MO 64118

2.       Date of Event Requiring Statement (Month/Day/Year
          10/11/99

3.       IRS or Social Security Number of Reporting Person (Voluntary)


4.       Issuer Name and Ticker or Trading Symbol
          Ferrellgas Partners, L.P. "FGP"

5.       Relationship of Reporting Person to Issuer (Check all applicble)
_____ Director
__X___ Officer (Give title below)
_____ 10% Owner
_____ Other (specify below)

V.P. Administration

6.       If Amendment Date of Original (Month/Year)

7.       Individual or Joint/Group Filiing (Ceck Applicable)
_X___ Form filed by One Reporting Perons
____ Form Filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.       Title of  Security (Instr. 3)
          Ferrellgas Partners, Common Units

2.       Amount of Securities Benefcially Owned (Instr. 4)
          500
3.       Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
          D
4.       Nature of Indirect Beneficial Ownership (Instr. 5)


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.       Title of Derivative Security (Instr. 3)
          Common Unit Options (right to buy)

2.       Date Exercisable and Expiration Date (Month/Day/Year)
10/14/1999     Date Exercisable
10/14/2004     Expiration Date

3.       Title and Amount of Underlying Securities (Instr. 3 and 4)
Common Units   Title
7,500          Amount or Number of Shares

4.       Conversion or Exercise Price of Derivative Security (Instr. 5)
$16.80

5.      Ownership Form of Derivative Security: Direct (D) or Indirect
          (I)(Instr.4)
D

6.      Nature of Indirect Beneficial Ownership (Instr.4)


Explanation of Responses:


/s/Patrick J. Walsh                          10/20/99
_________________________                  _______
Signature of Reporting Person                Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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